EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	1:00 p.m. October 31, 2023

United Bancorp, Inc. Reports Increased 2023 Third Quarter and Nine Month Earnings Results

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.42 and net income of $2,392,000 for the three months ended September 30, 2023. For the first nine months of the current year, UBCP reported diluted earnings per share of $1.15 and net income of $6,560,000. Both of the reported quarterly and year-to-date numbers are increases over the levels achieved the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the third quarter ended September 30, 2023 and the first nine months of 2023. For the quarter, our Company achieved solid net income and diluted earnings per share results of $2,392,000 and $0.42, which were respective increases of $89,000, or 3.9%, and $0.02, or 5.0%, over the results achieved during the third quarter of last year. For the nine months ended September 30, 2023, our Company produced net income of $6,560,000 and diluted earnings per share of $1.15, increases over the results achieved for the same nine-month period the prior year of $209,000, or 3.3%, and $0.05, or 5.0%, respectively. As we have previously reported, UBCP has been able to capitalize on the historically extreme tightening of monetary policy undertaken by the Federal Open Market Committee of the Federal Reserve (FOMC) over the course of the past eighteen months, which has caused interest rates to rise rapidly during this timeframe from a range of 25 to 50 basis points in March 2022 to a range of 5.25% to 5.50% as of September 2023. Although it has been somewhat challenging to produce improving results in such a fast-paced, increasing interest rate environment, our Company was properly positioned to take advantage of this dramatic increase in interest rates over the course of the past eighteen months and, accordingly, we experienced an improvement in the level of net interest income that we generated on both a quarterly and year-to-date basis as of September 30, 2023. For the most recently ended quarter, our Company’s net interest income increased by $197,000, or 3.1%, over the previous year. Year-to-date, for the first nine months of the current year our Company’s net interest income increased by $1,487,000 or 8.3%. Accordingly, as September 30, 2023, our net interest margin improved by 3 basis points to 3.63% over the previous year and, additionally, increased on a linked-quarter basis by 5 basis points.”

Greenwood continued, “We are grateful to see that our net interest income and net interest margin levels continue to increase in the current, dynamic economic environment in which we are operating. We have achieved this positive result by seeing our loan portfolio yield increase in the current rising rate environment, even though from a volume perspective, our gross loans are marginally lower on a year-over-year basis by $1,522,000 or 0.3%. More strongly contributing to the improvement in our net interest income level achieved and net interest margin improvement in the current year are our higher balance sheet totals for both our average Cash and due from the Federal Reserve Bank and average investment securities. Our overnight funds that are parked in cash have benefited from the inverted yield curve that we have experienced over the course of the past year, which has been driven by the aggressive tightening policy of the Federal Open Market Committee (FOMC). At September 30, 2023, these overnight, liquid funds totaled $71.0 million, an increase of $35.6 million over the previous year, and are presently yielding approximately 5.4% for our Company. Each time the FOMC increases the target for the federal funds rate, our Company benefits by seeing the yield on these liquid funds increase by a like amount.” Greenwood further stated, “the most impactful force upon our Company’s improving level of net interest income is the increasing balance in our investment securities portfolio in this rising rate environment. As we have previously stated, we did not invest in securities for almost two years beginning in March of 2020 when rates dramatically decreased due to the Zero Interest Rate policy implemented by the FOMC due to the pandemic. Quite simply, we patiently waited for policy tightening by the FOMC to begin and rates to increase to more historically normalized levels. Accordingly, we started to, once again, invest in securities when rates began to rise to more appealing levels toward the end of the first quarter of last year and continued until March of this year when challenges arose for our industry and liquidity became more of a focus for us. On a year-over-year basis, average securities for our Company increased by $87.0 million to a level of $245.9 million. Although this has helped the returns for our Company, it has led to an accumulated other comprehensive loss net of taxes (AOCI) of $17.0 million at the most recent quarter end. Even with this adjustment, which does not impact regulatory capital, our Company saw its level of shareholder’s equity decrease by a marginal $556,000 on a year-over-year basis to a level of $52.6 million and equity to assets lower from 7.0% to 6.5% as of the most recent quarter end. With the overall quality of our investment portfolio, our well capitalized position, our solid liquidity position and our low level of uninsured deposits (which are 17.7% of total deposits as of the most recent quarter-end), we firmly believe that any issues, which could potentially create a risk to our capital and capital position, are very minimal.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio as of the most recently ended quarter. As of September 30, 2023, our Company’s total nonaccrual loans and loans past due 30 plus days were $709,000, or 0.15% of gross loans, a decrease of $3.7 million, or 84%, year-over-year. Nonaccrual assets to average assets (which includes other real estate or OREO) was 0.46%, a decrease of thirteen basis points over the previous year, and net charge-offs to average loans totaled 0.02% annualized as of September 30, 2023. Interestingly, our Company had net charge offs of $59,000 year-to-date, which included a net recovery of $22,000 in loans and a net charge off in overdrafts of $82,000. As of the most recently ended quarter and with the enhanced loan loss reserve build-up under CECL in the current year (and, our Company’s improved credit quality metrics), we were able to have a negative provision for credit losses in the third quarter of $154,000, which added approximately $122,000 to net income and $0.02 to diluted earnings per share for the quarter. For the year though, our Company’s provision for credit losses increased by $670,000 over the previous year, which reduced our year-to-date net income and diluted earnings per share by respective amounts of $529,000 and $0.10 relative to the prior year.” Greenwood concluded, “We are very happy that we were able to overcome the lower level of negative credit provisioning in the current year while maintaining a robust total allowance for credit losses to total loans of 0.88% and having total allowance for credit losses to nonperforming loans of 1,899%. Overall, we firmly believe that we are presently well reserved with very strong coverage.”

Scott A. Everson, President and CEO stated, “Considering the exceedingly dynamic monetary policy environment in which we have operated for the past eighteen months and the more recent issues which have impacted our industry since mid-March, we are very happy to report on the very strong earnings performance that United Bancorp, Inc. (UBCP) achieved in the first nine months of 2023. Relating to the excessive tightening of our country’s monetary policy over the course of the past year and a half, we are extremely pleased that we have been able to grow the level of interest income that our Company generated while controlling overall interest expense levels; thereby, expanding the level of net interest income that we realized and our net interest margin. This is somewhat of a counter-trend to what occurred within our industry over this timeframe. With the aforementioned developments that occurred within our industry late in the first quarter of this year, we transitioned into a more conservative operating position that greatly increased our overall liquidity and locked in a fair portion of our funding as a hedge against further interest rate increases by taking a $75.0 million advance from the Federal Home Loan Bank (FHLB). Initially, this significant advance had somewhat of a dilutive impact on our returns and margins (such as our return on assets and our net interest margin); but, it was immediately accretive to our bottom-line earnings. Since rates have continued to rise since the origination of this now competitively priced advance (to which we locked in on a blended basis at a rate of approximately 4.24% for an approximate term of four years), we have been able to more selectively manage our depository portfolio; thus, helping us to control our interest expense, while maintaining very adequate liquidity levels and generating increasing returns on this strategic posture. Overall, our capital levels remain very strong and our Company is classified as being well-capitalized based on industry standards. We firmly believe with our strong liquidity, our relatively stable core deposits base with minimal levels of uninsured deposits and our solid earnings… our risk to capital is very low, and, fundamentally, our Company’s financial position and future prospects are very solid.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In the third quarter, we paid a regular cash dividend of $0.1675, which was an increase of $0.01, or 6.3%, over that paid in the third quarter of the previous year. On a year-to-date basis, our total cash dividend payout was $0.6450, which included a special cash dividend of $0.15 paid in the first quarter. This is a 4.9% increase over the total cash dividend paid during the first nine months of the previous year and produces a near-industry leading total dividend yield of 7.10%. This total dividend yield is based on our third quarter cash dividend on a forward basis, plus the special dividend paid in the first quarter (which combined total $0.82) and our quarter-end fair market value of $11.55. Even though our fair market value decreased during the most recent quarter (as did the fair market value of many financial institution stocks), our Company still had a market price to tangible book value of 132%, which compares favorably to industry standards as of quarter-end.”

Everson concluded, “Considering that we continue to operate in a challenging economic and concerning industry-related environment, we are very pleased with our overall present performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings prospects for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus of growing to achieve greater efficiencies and scales, while controlling overall costs. We have invested in areas that will lead to our continued and future relevancy within our industry--- along with anticipated higher revenue generation--- while implementing cost control initiatives, where needed, by consolidating delivery channels in markets in which we had low banking center performance and considerable overlap. We still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. Excitingly, our Company announced in the third quarter that we have plans to open a new regional banking center in the very appealing market of Wheeling, West Virginia. This is a market in which we already have a solid customer base, which we firmly believe we can more fully leverage to help us achieve our growth goals in a profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. In addition, we will continue to build upon our solid foundation and maintain a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of September 30, 2023, United Bancorp, Inc. has total assets of $814.3 million and total shareholders’ equity of $52.6 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended September 30,		%	$
	2023	2022	Change	Change
Earnings
Interest income on loans	$6,203,404	$5,131,093	20.90%	$1,072,311
Loan fees	250,864	246,649	1.71%	$4,215
Interest income on securities	3,197,109	1,919,258	66.58%	$1,277,851
Total interest income	9,651,377	7,297,000	32.26%	$2,354,377
Total interest expense	3,083,418	928,530	232.08%	$2,154,888
Net interest income	6,567,959	6,368,470	3.13%	$199,489
(Credit) Provision for credit losses	(153,750)	15,000	-1125.00%	$(168,750)
Net interest income after provision for credit losses	6,721,709	6,353,470	5.80%	$368,239
Service charges on deposit accounts	703,699	753,253	-6.58%	$(49,554)
Net realized gains on sale of loans	1,068	6,592	-83.80%	$(5,524)
Other noninterest income	257,843	282,793	-8.82%	$(24,950)
Total noninterest income	962,610	1,042,638	-7.68%	$(80,028)
Total noninterest expense	5,233,772	4,878,496	7.28%	$355,276
Earnings before taxes	2,450,547	2,517,612	-2.66%	$(67,065)
Income tax expense	58,089	215,322	-73.02%	$(157,233)
Net income	$2,392,458	$2,302,290	3.92%	$90,168

Per share
Earnings per common share - Basic	$0.42	$0.40	5.00%
Earnings per common share - Diluted	0.42	0.40	5.00%
Cash Dividends paid	0.1675	0.1575	6.35%
Annualized yield based on quarter end close	5.80%	3.92%	N/A

Shares Outstanding
Average - Basic	5,488,995	5,488,121	-
Average - Diluted	5,488,995	5,488,121	-
Common stock, shares issued	6,063,851	6,043,851	-
Shares used for Book Value Computation	5,884,488	5,914,488
Shares held as treasury stock	179,363	129,363	-

	For the Nine Months Ended September 30,		%	$
	2023	2022	Change	Change
Earnings
Interest income on loans	$17,786,193	$14,270,748	24.63%	$3,515,445
Loan fees	603,239	811,972	-25.71%	$(208,733)
Interest income on securities	8,756,313	4,656,765	88.03%	$4,099,548
Total interest income	27,145,745	19,739,485	37.52%	$7,406,260
Total interest expense	7,810,006	1,892,550	312.67%	$5,917,456
Net interest income	19,335,739	17,846,935	8.34%	$1,488,804
(Credit) Provision for credit losses	(300,000)	(970,000)	-69.07%	$670,000
Net interest income after provision for credit losses	19,635,739	18,816,935	4.35%	$818,804
Service charges on deposit accounts	2,202,060	2,180,719	0.98%	$21,341
Net realized gains on sale of loans	8,156	33,124	-75.38%	$(24,968)
Other noninterest income	814,293	803,523	1.34%	$10,770
Total noninterest income	3,024,509	3,017,366	0.24%	$7,143
Total noninterest expense	15,760,658	14,837,584	6.22%	$923,074
Earnings before income taxes	6,899,590	6,996,717	-1.39%	$(97,127)
Income tax expense	339,099	646,059	-47.51%	$(306,960)
Net income	$6,560,491	$6,350,658	3.30%	$209,833
Per share
Earnings per common share - Basic	$1.15	$1.10	4.55%
Earnings per common share - Diluted	1.15	1.10	4.55%
Cash dividends paid	0.6450	0.6150	4.88%
Shares Outstanding
Average - Basic	5,490,072	5,482,865	-
Average - Diluted	5,490,072	5,482,865	-
At quarter end
Total assets	$814,280,733	$760,853,918	7.02%	$53,426,815
Total assets (average)	807,244,000	723,554,000	11.57%	$83,690,000
Other real estate and repossessions	3,480,404	236,685	1370.48%	$3,243,719
Gross loans	466,841,622	468,363,405	-0.32%	$(1,521,783)
Allowance for loan losses	4,111,999	2,618,942	57.01%	$1,493,057
Net loans	462,729,623	465,744,463	-0.65%	$(3,014,840)
Net loans recovered (charge offs)	22,056	786	2706.11%	$21,270
Net overdrafts (charge offs)	(81,553)	(85,271)	-4.36%	$3,718
Total net (charge offs)	(59,497)	(84,485)	-29.58%	$24,988
Non-accrual loans	216,515	4,018,143	-94.61%	$(3,801,628)
Loans past due 30+ days (excludes non accrual loans)	493,190	397,757	23.99%	$95,433
Average loans	460,403,000	462,385,000	-0.43%	$(1,982,000)
Cash and due from Federal Reserve Bank	70,892,134	35,297,069	100.84%	$35,595,065
Average cash and due from Federal Reserve Bank	68,699,000	58,551,000	17.33%	$10,148,000
Securities and other restricted stock	228,658,652	214,341,285	6.68%	$14,317,367
Average securities and other restricted stock	245,931,000	158,907,000	54.76%	$87,024,000
Average total deposits	640,408,000	617,363,000	3.73%	$23,045,000
Total deposits	628,011,577	650,101,056	-3.40%	$(22,089,479)
Non interest bearing demand	148,850,104	155,689,415	-4.39%	$(6,839,311)
Interest bearing demand	205,449,982	261,677,505	-21.49%	$(56,227,523)
Savings	134,422,588	145,410,432	-7.56%	$(10,987,844)
Time	139,288,903	87,323,704	59.51%	$51,965,199
Advances from the Federal Home Loan Bank	75,000,000	-	N/A	$75,000,000
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	-	N/A	$75,000,000
Subordinated debt (net of unamortized issuance costs)	19,647,498	19,586,622	0.31%	$60,876
Securities sold under agreements to repurchase	28,583,996	28,113,553	1.67%	$470,443
Shareholders' equity	52,589,312	53,146,128	-1.05%	$(556,816)
Common Stock, Additional Paid in Capital	31,544,430	30,767,157	2.53%	$777,273
Retained Earnings	42,629,322	40,585,067	5.04%	$2,044,255
Share held by Deferred Plan and Treasury Stock	(4,564,244)	(3,726,078)	22.49%	$(838,166)
Accumulated other comprehensive loss, net of tax benefits	(17,020,196)	(14,480,018)	17.54%	$(2,540,178)
Goodwill and intangible assets (impact on Shareholders' equity)	979,793	1,129,793	-13.28%	$(150,000)
Tangible shareholders' equity	51,609,519	52,016,335	-0.78%	$(406,816)
Shareholders' equity (average)	51,612,000	52,844,000	-2.33%	$(1,232,000)
Stock data
Market value - last close (end of period)	$11.55	$16.07	-28.13%
Dividend payout ratio	56.09%	55.91%	0.32%
Book value (end of period)	8.97	8.98	-0.11%
Tangible book value	8.77	8.78	-0.11%
Market price to book value	128.76%	178.95%	-28.05%
Market price to tangible book value	131.70%	183.03%	-28.04%
Key performance ratios
Return on average assets (ROA)	1.08%	1.21%	-0.13%
Return on average equity (ROE)	16.95%	16.55%	0.40%
Net interest margin (federal tax equivalent)	3.63%	3.60%	0.03%
Interest expense to average assets	1.29%	0.35%	0.94%
Total allowance for credit losses to nonaccrual loans	1899.18%	65.18%	1834.00%
Total allowance for credit losses to total loans	0.88%	0.56%	0.32%
	0.05%	0.86%	-0.81%
Nonperforming assets to average assets	0.46%	0.59%	-0.13%
Net charge-offs to average loans	0.02%	0.02%	0.00%
Equity to assets at period end	6.46%	6.99%	-0.53%